Exhibit 99.1

LookSmart Regains Compliance with NASDAQ Minimum Bid Price Requirement

SAN FRANCISCO, CA (April 28, 2010) – LookSmart, Ltd. (NASDAQ: LOOK), an online search advertising solutions company, today announced that it has regained compliance with the minimum bid price requirement as set forth in NASDAQ Listing Rule 5450(a)(1). On April 26, 2010, LookSmart received a letter from The NASDAQ Stock Market confirming that the closing bid price of the Company’s common stock has been at $1.00 per share or greater for at least 10 consecutive business days, from April 12, 2010 through April 23, 2010.

As previously announced, on March 9, 2010, the Company received a notice from the NASDAQ staff indicating that the Company was not in compliance with the $1.00 minimum bid price requirement for continued listing on the NASDAQ Global Market, as set forth in Listing Rule 5450(a)(1). The Company was provided a grace period of 180 days to regain compliance with the Listing Rule 5450(a)(1). As a result of LookSmart having satisfied the minimum bid requirement for at least 10 consecutive business days, the NASDAQ staff has advised the Company that the matter is now closed.

About LookSmart

LookSmart is an online search advertising network solutions company that provides performance solutions for online search advertisers and online publishers. LookSmart offers advertisers targeted, pay-per-click (PPC) search advertising and contextual search advertising via its Advertiser Networks; and an Ad Center platform for customizable private-label advertiser solutions for online publishers. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com or call 415-348-7500.

The statements presented in this press release speak only as of the date of the release. Please note that except as required by applicable law we undertake no obligation to revise or update publicly such statements for any reason.

NOTE: “LookSmart” is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

SOURCE: LookSmart, Ltd.

Investor Relations Contact:

ICR, Inc.

John Mills, Senior Managing Director

310-954-1100

john.mills@icrinc.com